EX-10.1

RETIREMENT AGREEMENT

Date given to Employee: April 8, 2021 Employment Base: State of Florida

This Retirement Agreement (“this Agreement") is made and entered into retroactive and effective March 5, 2021 (subject to Paragraph 22 and 23), by and between John McGrath (“Employee”) and Pactiv LLC (“Company”). The Company is an indirect subsidiary of Pactiv Evergreen Inc. (“PEI”). PEI and its direct and indirect subsidiaries from time to time are referred to in this Agreement as the “PEI Group”. The PEI Group are intended third party beneficiaries of the Company under this Agreement with the rights, but not the obligations, of Company as employer. The Board of Directors of PEI (the “Board”) may elect to exercise certain rights on behalf of the Company or any other member of the PEI Group as provided in this Agreement.

A.The Employee and the Company are parties to an Amended and Restated Employment Agreement dated as of July 8, 2019 (the “Employment Agreement”). The Employment Agreement includes an accompanying Restrictive Covenants Agreement dated as of July 8, 2019 (the “2019 Restrictive Covenants Agreement”).

B.In consideration of the additional benefits Company will pay Employee as summarized below in Paragraph 4, and the other mutual covenants and agreements contained in this Agreement, Employee and Company agree as follows:

1.Definitions. Capitalized terms used in this Agreement will have the same meaning as used in the Employment Agreement unless otherwise defined herein.

2.Retirement Date. Employee retired from his employment with Company on March 5, 2021 (the “Retirement Date”) and acknowledges that he resigned from any and all offices and positions Employee held with Company and the other members of the PEI Group effective on the Retirement Date, including as the chief executive officer and as director of the Board. Employee acknowledges that any employment relationship between Employee and Company and any other members of the PEI Group ended on the Retirement Date, and Employee acknowledges that he will have no future employment relationship with Company or any other member of the PEI Group. In consideration of the compensation and other benefits being granted under this Agreement, Employee waives any and all employment rights that Employee may now have with Company and any other members of the PEI Group and agrees not to seek reinstatement and that Company and any other member of the PEI Group shall have no obligation to employ, reemploy, hire, recall, or reinstate Employee in the future.

3.Benefits Owed. Company acknowledges its obligation to pay or provide the following compensation and benefits in connection with Employee's retirement from employment:

a)

Any earned but unpaid Base Salary through the Retirement Date. In addition, Employee will receive an amount equal to one-month of his Base Salary, less any required payroll taxes and withholding, for the thirty-day period following the Retirement Date in satisfaction of the obligations of Company under the Employment Agreement payable on or before April 5, 2021;

b)	Unpaid business expense reimbursements owed Employee per Company policy; provided that Employee must submit requests for business expense reimbursements no later than April 15, 2021;

c)

Any vested benefits the Employee may have under any employee benefit plan of the Company and any payments and/or benefits that Employee is entitled to under any non-qualified deferred compensation plans of the Company, subject, as applicable, to the terms and conditions of the Reynolds Services Inc. Nonqualified Deferred Compensation Plan and/or the Evergreen Packaging Group Nonqualified Deferred Compensation Plan;

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d)

$1,162,500, which is the amount that would otherwise have been payable by the Company to Employee pursuant to a letter agreement dated July 3, 2019, on the date six months from the effective date of the IPO of the Company. The amount set forth in this Subparagraph 3(d) will be paid on or around March 19, 2021;

e)	Six weeks of earned but unpaid vacation through the Retirement Date.

4.Additional Benefits Granted. In consideration for Employee entering into this Agreement with the Company and into the Consulting and Restrictive Covenants Agreement with PEI in the form attached to this Agreement as Attachment 1 (“PEI Consulting Agreement”), PEI will grant Employee the following additional benefits:

a)

If Employee and his eligible dependents are covered under the Company health care plan on the Retirement Date, and Employee properly elects COBRA continuation coverage, Employee may continue those benefits in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) at the active employee contribution rates, on an after-tax basis, for one year following the Retirement Date; provided that, if such premiums would result in excise tax or other penalties imposed on the Company, a dollar amount equal to such premiums that the Company would have paid under this Subparagraph 4(a) during the applicable payment period will be paid to Employee, instead of such premium, as additional cash payments. Employee will be billed directly for payment of the employee contribution from the My Right Choice Benefits Center at www.MyRightChoiceBenefits.com or 1-844-744-4848. Thereafter, Employee may continue COBRA coverage by paying the full COBRA premium;

b)

Notwithstanding the resignation of his employment on the Retirement Date, Employee will be permitted to retain and receive the benefits of all Restricted Stock Units in shares of common stock of PEI that Employee had been granted prior to the Retirement Date (valued at approximately $3,200,000 in the aggregate as of their respective grant dates), including all such Restricted Stock Units for which the remaining service-based vesting conditions were waived in their entirety by PEI in connection with the Retirement Date; provided that, notwithstanding anything set forth herein or in the applicable award agreements, the Restricted Stock Units shall be settled on the dates set forth in the applicable award agreement; and

c)

A consulting fee of $83,333 per calendar month from March 6, 2021 through March 5, 2022 for the services under the PEI Consulting Agreement. The consulting fee will be reported on IRS Form 1099. The consulting fee will be paid on or before the last day of the end of each calendar month during such period (for the avoidance of doubt, with the final payment made on February 28, 2022). By way of confirmation, Employee may perform services under the PEI Consulting Agreement in the State of Florida or any other U.S. state in which he elects to reside during the consultancy period.

d)

An additional payment of $341,666 per calendar month from March 6, 2021 through March 5, 2022 as additional consideration for accepting, becoming subject to and for complying with the restrictive covenants imposed under the PEI Consulting Agreement. This additional payment will be reported on IRS Form W-2 and subject to U.S. federal and Illinois state payroll taxes and withholding. This additional payment, less any payroll taxes and withholding, will be paid on or before the last day of the end of each calendar month during such period (for the avoidance of doubt, with the final payment made on February 28, 2022).

Any consideration under this Paragraph 4 is conditioned upon Employee signing and not revoking this Agreement and complying with all obligations under the Employment Agreement, the 2019 Restrictive

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Covenants Agreements and the PEI Consulting Agreement. If any payment date provided for in clauses (c) or (d) above are not a business day, then payment will be made on the immediately following business day.

5.Payments. Employee acknowledges the payments and benefits specified in Paragraphs 3 and 4 are in full and complete satisfaction of all of Company’s (and any of its affiliated entities’) obligations under any agreement, arrangement, policy, plan, practice, including, to the extent applicable, the Employment Agreement, and otherwise at law, and that this amount paid is in lieu of any claim for salary, bonus (including any claim for an incentive award, including equity awards, for which employee may have been eligible), retention payments, transaction success payments, holiday pay, vacation, vacation pay, severance pay, life insurance, medical coverage, or any claim for payment or benefit not specifically mentioned in this Agreement. Except for any other obligations expressly set forth in this Agreement, Company (and any of its affiliated entities) will make no further payments to Employee, or make any payments or contributions on behalf of Employee, for salary, insurance, pension or any other compensation or benefits. Notwithstanding the foregoing, nothing in this Agreement affects or limits Company’s or any of its affiliates’ obligations to Employee under any indemnification agreements, by-laws, directors’ and officers’ insurance policies, or any similar agreements or policies related to Employee’s service as an officer, director or employee of Company or any of its affiliates prior to the Retirement Date (collectively, the “Indemnification Obligations”).

6.General Release. EMPLOYEE HEREBY RELEASES, WAIVES, AND FOREVER DISCHARGES COMPANY AND ANY AND ALL PAST OR PRESENT PREDECESSORS, SUCCESSORS, JOINT VENTURERS, SUBSIDIARIES, PARENTS, AND RELATED OR AFFILIATED ENTITIES OR PERSONS OF THE PEI GROUP, AND ANY AND ALL OF THEIR RESPECTIVE PAST OR PRESENT OFFICERS, DIRECTORS, PARTNERS, AGENTS, ATTORNEYS, AND EMPLOYEES (ALL COLLECTIVELY, THE “RELEASED PARTIES”), FROM ANY AND ALL MANNER OF ACTIONS, CAUSES OF ACTIONS, DEMANDS, CLAIMS, AGREEMENTS, PROMISES, DEBTS, LAWSUITS, CONTROVERSIES, COSTS, EXPENSES AND FEES WHATSOEVER, WHETHER ARISING IN CONTRACT, TORT OR ANY OTHER THEORY OF ACTION, WHETHER ARISING IN LAW OR EQUITY, WHETHER KNOWN OR UNKNOWN, ASSERTED OR UNASSERTED, FROM THE BEGINNING OF TIME UP TO THE DATE OF THIS AGREEMENT (INDIVIDUALLY, “CLAIM;” COLLECTIVELY, “CLAIMS”), EXCEPT FOR THOSE OBLIGATIONS CREATED BY OR ARISING OUT OF THIS AGREEMENT AND THOSE OBLIGATIONS SPECIFICALLY EXCLUDED UNDER THIS AGREEMENT. EMPLOYEE EXPRESSLY WAIVES THE BENEFIT OF ANY STATUTE OR RULE OF LAW WHICH, IF APPLIED TO THIS AGREEMENT, WOULD OTHERWISE PRECLUDE FROM ITS BINDING EFFECT ANY CLAIM AGAINST ANY RELEASED PARTY NOT NOW KNOWN BY EMPLOYEE TO EXIST. EXCEPT AS NECESSARY FOR EMPLOYEE TO ENFORCE THIS AGREEMENT, THIS AGREEMENT IS INTENDED TO BE A GENERAL RELEASE THAT BARS ALL CLAIMS. IF EMPLOYEE COMMENCES OR CONTINUES ANY CLAIM IN VIOLATION OF THIS AGREEMENT, THE RELEASED PARTY WILL BE ENTITLED TO ASSERT THIS AGREEMENT AS A BAR TO SUCH ACTION OR PROCEEDING. EMPLOYEE IS NOT, HOWEVER, WAIVING ANY RIGHT OR CLAIM THAT FIRST ARISES AFTER THE DATE THIS AGREEMENT IS EXECUTED.

Without in any way limiting the generality of the foregoing, this Agreement constitutes a full release and disclaimer of any and all Claims arising out of or relating in any way to Employee’s employment, continued employment, retirement, resignation, or termination of employment with Company (and any of its affiliated entities), whether arising under or out of a statute including, but not limited to, Title VII of the Civil Rights Act of 1964, 42 U.S.C. §1981, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act of 1990, the Family and Medical Leave Act, the National Labor Relations Act, the Employee Retirement Income Security Act, the Worker Adjustment and Retraining Notification Act, the Americans With Disabilities Act, the Illinois Human Rights Act, the Victims’ Economic Security and Safety Act, the Illinois Wage Payment and Collection Act, the Illinois Right to Privacy in the Workplace Act, the Illinois Equal Pay Act of 2003, the Illinois Equal Wage Act, the Illinois Wages for Women and Minors Act, the Illinois Religious Freedom Restoration Act, the Illinois Minimum Wage Law, the Illinois Whistleblower Act, the Illinois WARN Act, the Florida Civil Rights Act, the Florida Workers’ Compensation Act, the Florida Whistleblower Act and any other federal, state, county, municipal or local statute, ordinance or regulation, all as may be amended from time to time, any collective bargaining agreement, or common law claims or

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causes of action in each case relating to alleged discrimination, breach of contract or public policy, wrongful or retaliatory discharge, tortious action, inaction, or interference of any sort, defamation, libel, slander, personal or business injury, including attorneys’ fees and costs, all claims for salary, bonus, vacation pay, and reimbursement for expenses. Employee specifically waives the right to recover in Employee’s own lawsuit as well as the right to recover in a suit brought by any other entity on Employee’s own behalf. To the extent applicable, the parties agree to waive the requirements of Illinois statute 735 ILCS 5/2 2301.

7.	Covenant Not to Sue.

a.A “covenant not to sue” is a legal term which means a promise not to file a lawsuit in court. It is different from the release of claims provided for in Paragraph 6 above. In addition to waiving and releasing the claims provided for in Paragraph 6 above, in consideration for the promises set forth in this Agreement, and to the extent permitted by law, Employee covenants that he will not file, commence, institute, or prosecute any lawsuits, class actions, complaints by himself or collectively in any state or federal court, against Company or any of the Released Parties based on, arising out of, or connected with any of the claims released by Employee under this Agreement.

b.If Employee breaches the covenant contained in Subparagraph 7(a), provision of the benefits under Paragraph 4 above shall cease, and Company shall have no further obligation at any time to provide benefits. In addition, if Employee breaches the covenant contained in Subparagraph 7(a), Employee agrees that he will indemnify Company and any of the Released Parties for all damages, costs and expenses, including, without limitation, legal fees, incurred by Company or any of the Released Parties in defending, participating in, or investigating any matter or proceeding covered by this Paragraph.

c.Notwithstanding this Covenant Not to Sue, Employee retains the right: (i) to participate in any proceeding with an appropriate federal, state, or local government agency or court; (ii) to make truthful statements or disclosures regarding alleged unlawful employment practices; (iii) to make truthful statements and testify truthfully in any government agency or court proceeding; and (iv) to file a charge with an appropriate governmental agency. However, under this Covenant Not to Sue, Employee will no longer have a right to recover any money or benefit from Company for any reason whatsoever, including but not limited to recovering any money or benefit in connection with a charge or claim filed by Employee or any other individual(s), in a class or collective action, or by the Equal Employment Opportunity Commission (“EEOC”) or any other federal or state agency.

d.Nothing in Paragraph 7 bars Employee from filing suit to enforce this Agreement or the Indemnification Obligations.

8.No Assignment of Claims. Employee represents that Employee has neither assigned or transferred nor purported to assign or transfer, to any person or entity, any Claim or any portion thereof or interest therein.

9.Assistance Upon Request. Employee will provide accurate information or testimony or both in connection with any legal matters as may be reasonably requested by Company or Board, but Employee will not disclose or discuss with anyone who is not directing or assisting in any investigation or case involving the Company or any other member of the PEI Group, other than an attorney representing the Company and another member of the PEI Group, the fact of or the subject matter of any investigation, except as required by law. Company or any other member of the PEI Group requesting assistance from Employee will reasonably accommodate Employee's schedule so that Employee may assist Company or the other member of the PEI Group after Employee's Retirement Date. Company or any other member of the PEI Group requesting assistance from Employee will reimburse Employee for all reasonable expenses incurred in connection with such accommodation. Employee also will provide all business-related information and reasonable assistance to Company and any other member of the PEI Group following Employee's Retirement Date as reasonably requested by Company or Board.

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10.Non-Disparagement. Except as provided for in Subparagraph 7(c) above, or the whistleblower protections set forth in Paragraph 11 below, Employee will not disparage, place in a false or negative light or criticize, or make any false statements that may damage the reputation of, orally or in writing, Company or any member of the PEI Group, any of the Released Parties, their business practices, products, policies, services, decisions, directors, officers, employees, agents, representatives, advisors or any other entity or person covered by this Agreement. The directors on the Board, the Chief Executive Officer of PEI and the Chief Financial Officer of PEI, in each case as of the date of this Agreement, will not disparage, place in a false or negative light or criticize, or make any false statements that may damage the reputation of, orally or in writing, Employee.

11.Confidential Information, Non-Competition and Cooperation. In addition to all of the covenants contained in this Agreement, Employee acknowledges that Employee will be bound by the covenants set forth in the Employment Agreement, the 2019 Restrictive Covenants Agreement and the PEI Consulting Agreement, and, if a court of competent jurisdiction determines that Employee has breached or threatened to breach a covenant set forth in any of such agreements, the provision of benefits, consulting fees and other consideration under Paragraph 4 above shall cease, and Company shall have no further obligation at any time to pay any consideration under Paragraph 4 and Employee will repay such amounts paid to Employee from the date of the first breach or threatened breach of any covenant set forth in such agreements other than $100. Notwithstanding anything in this Agreement, the Employment Agreement, 2019 Restrictive Covenants Agreement, PEI Consulting Agreement or otherwise, it is understood that Employee has the right under federal law to certain protections for communicating directly with and providing information to the Company and other members of the PEI Group, Employee’s supervisor(s), the Securities and Exchange Commission (the “SEC”) and/or its Office of the Whistleblower, as well as certain other governmental authorities and self-regulatory organizations. As such, nothing in this Agreement nor otherwise is intended to prohibit Employee from disclosing this Agreement to, or from communicating directly with or providing information to his supervisor(s), the SEC or any other such governmental authority or self-regulatory organization. Employee may communicate directly with or provide information, including documents, not otherwise protected from disclosure by any applicable law or privilege to the SEC or any other such governmental authority or self-regulatory organization without notifying the Company. The Company may not retaliate against Employee for any of these activities, and nothing in this Agreement or otherwise would require Employee to waive any monetary award or other payment that Employee might become entitled to from the Company, the SEC or any other governmental authority.  In addition, nothing in this Agreement nor otherwise is intended to prohibit Employee from discussing this Agreement with his attorneys, agents, representatives or advisors as may be reasonably required by Employee from time to time; provided that such attorneys, agents, representatives or advisors will be subject to the confidentiality and nondisclosure restrictions set forth in this Paragraph 11.

12.Company Property and Expenses. Employee represents that Employee has done or will do by the Retirement Date the following:

a.

Returned all Company property (and any of its affiliated entities’ property), including, but not limited to, Confidential Information, keys, office passes, credit cards, computers, computer diskettes, electronic files and documents, however stored, mobile phones, memoranda, manuals, customer and price lists, marketing and sales plans, office equipment, fax machines, mobile telephones, sales records, strategic planning documents, business records and any other materials and information obtained during Employee's employment with Company.

b.

Submitted all outstanding expenses and cleared all personal advances and loans. Employee acknowledges that any amounts unaccounted for and due to Company will be deducted from the payments provided for in Paragraph 4.

13.Non-Admissions. Employee and Company acknowledge that nothing in this Agreement is meant to suggest or imply that Company or any other Released Party has violated any law or contract or otherwise

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engaged in any wrongdoing of any kind. This Agreement is entered into merely to resolve any differences between the parties amicably and without the necessity or expense of litigation.

14.Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the respective successors, heirs, assigns, administrators, executors and legal representatives of the parties and other entities described in this Agreement.

15.Consequences of Breach. The parties acknowledge that actual damages incurred as a result of a breach of this Agreement may be difficult to measure. Therefore, in addition to any other remedies, equitable relief will be available in the case of a breach of this Agreement. Also in addition to any other remedies, in the event of a breach of this Agreement by Employee, including but not limited to Employee’s breach of the provisions contained in Paragraphs 10, 11 and 12:

a)

Company may elect to suspend or terminate payment of any or all of the consideration in Paragraph 4 of this Agreement except that Employee will receive and may retain at least $100 of such consideration;

b)

To the extent any Restricted Stock Units remain outstanding and unvested, Company may require the forfeiture of such Restricted Stock Units and/or repayment of the value of the Restricted Stock Units as of the vesting date of such Restricted Stock Units; and

c)	Company may elect to require Employee to repay to Company all but $100 of the payments and benefits received by Employee pursuant to Paragraph 4 of this Agreement.

Employee acknowledges that (i) the actual damages of the Company may be extremely difficult to ascertain with precision in the event of a breach by Employee of this Agreement, (ii) the suspension, termination and repayment of all but $100 of the consideration received by Employee pursuant to Paragraph 4 of this Agreement will represent a reasonable approximation of the actual damages that the Company will incur in the event such a breach by Employee and (iii) the Company’s election to suspend, terminate or require repayment of all but $100 of the consideration received by Employee pursuant to Paragraph 4 of this Agreement will be intended as, and will represent, lawful liquidated damages and not an unlawful penalty. Notwithstanding the foregoing, Company shall provide Employee notice and a reasonable opportunity to cure any alleged breach of this Agreement, but the Company will not be required to provide Employee more than ten (10) days to cure any such alleged breach under any circumstance. Unless the Company elects liquidated damages as provided above, nothing in this provision shall prevent either party from seeking other forms of damages caused by a breach.

16.Mutual Representations. Unless expressly stated herein, Employee is unaware of any actions by Company or any of the Released Parties up through and including the Retirement Date that evidence: (i) any inappropriate, discriminatory, unlawful, unethical, or retaliatory conduct of any kind whatsoever against or relating to Employee (“Inappropriate Conduct”), or (ii) any failure of Company to reasonably investigate or respond to any complaint that Employee has made about Inappropriate Conduct. In addition, Employee acknowledges that Employee has not suffered any on-the-job injury for which Employee has not already filed a claim. As of the Retirement Date, the Company acknowledges that it is not aware of any claim or potential claim that the Company might have against Employee under any legal, equitable, contract, tort, statutory or other theory (including, but not limited to, with respect to any retention payments, transaction success payments, equity awards, and deferred compensation payments relating to the Employee).

17.Severability. In the event that any condition or provision in any Paragraph of this Agreement shall be held by a court of competent jurisdiction from which there is no appeal to be invalid, illegal or contrary to public policy and incapable of being modified, this Agreement shall be construed as though such provision or condition did not appear therein and the remaining provisions of this Agreement shall continue to full force and effect.

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18.Governing Law/Agreed Venue. This Agreement is made and entered into in the State of Illinois and in all respects the rights and obligations of the parties will be interpreted, enforced and governed in accordance with the laws of the State of Illinois without regard to the principles of conflict of laws. Any and all lawsuits, legal actions or proceedings against either party arising out of this Agreement will be brought in the Lake County or federal court of competent jurisdiction sitting nearest to Lake County, Illinois, and each party hereby submits to and accepts the exclusive jurisdiction of such court for the purpose of such suit, legal action or proceeding. Each party hereby irrevocably waives any objection it may now have or hereinafter have to this choice of venue of any suit, legal action or proceedings in any such court and further waives any claim that any suit, legal action or proceeding brought in any such court has been brought in an inappropriate forum.

19.Duty to Cooperate. The parties will cooperate fully to execute any and all supplementary documents and to take all additional actions that may be necessary or appropriate to give full force to the terms and intent of this Agreement that are not inconsistent with its terms.

20.Section 409A. Employee acknowledges and agrees that, as a “specified employee” (as such term is defined under Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”)), a portion of the payments and/or benefits that Employee may receive under this Agreement may be subject to additional tax under Section 409A(a)(1)(B) of the Code unless the commencement of such payments and/or benefits will be delayed until the earlier of (x) the date that is six months following the Effective Date or (y) the date of Employee’s death. It is intended, however, that all amounts and benefits provided under this Agreement comply with or be exempt from Section 409A of Code so as not to subject Employee to the payment of any interest and tax penalty which may be imposed thereunder, and this Agreement shall be interpreted, construed, and administered accordingly. In furtherance thereof, the terms of this Agreement, to the extent necessary, shall be modified by mutual agreement of the Parties to be exempt from and so comply with Section 409A of the Code. Each payment under this Agreement as a result of the separation of Employee’s service shall be considered a separate payment for purposes of Section 409A of the Code.

21.Entire Agreement. This Agreement, along with the PEI Consulting Agreement, contains the entire agreement between Employee and Company and it fully supersedes any and all prior agreements and understandings between Employee and any of the Released Parties, except for any earlier restrictive covenant, nondisclosure, noncompetition, or confidentiality agreements, or any combination of these items, and for the Indemnification Obligations, all of which are expressly not superseded but instead remain fully valid. Employee acknowledges that no representations, promises, agreements or inducements (whether written or oral) have been made to Employee which are not stated in this Agreement and that Employee's execution of this Agreement is not based on any representation, promise, agreement or inducement which is not contained in this Agreement. This Agreement will not be modified or altered except by a subsequent written agreement signed by the parties.

22.Revocation. Employee further understands that for a period of seven (7) days following the execution of this Agreement, Employee may revoke this Agreement by delivering to JD Bowlin, Chief HR Officer, Pactiv Evergreen Inc., 1900 W. Field Court, Lake Forest, IL 60045, a written statement indicating that Employee wishes to revoke this Agreement. Employee and Company understand this Agreement will not become enforceable or effective until the revocation period has expired without revocation by Employee and both parties have executed this Agreement. Employee expressly acknowledges and understands that Company will not be obligated to take any of the actions described in this Agreement unless and until this Agreement becomes enforceable and effective. In the event Employee exercises Employee's right to revoke this Agreement, all obligations of Company under this Agreement will immediately cease.

23.Legal Advice/Time to Consider Agreement. Employee acknowledges that Employee was advised and encouraged by Company to consult with an attorney before signing this Agreement, Employee represents that Employee has done so and Employee affirms that Employee has carefully read and fully understands this Agreement, has had sufficient time to consider it, has had an opportunity to ask questions and have it explained, and is entering into this Agreement freely and voluntarily, with an understanding that the general release will have the effect of waiving any action or recovery Employee

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might pursue for any claims arising on or prior to the date of the execution of this Agreement. This Agreement was given to Employee on April 8, 2021. Employee had until April 30, 2021, a period in excess of 21 days, to consider it. Employee understands that Employee has seven (7) days from the date of signing the Agreement to revoke the Agreement by delivering written notice of revocation to the Company by email, fax, or overnight delivery before the end of such seven-day period.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date or dates set forth below.

John McGrath

EMPLOYEE:

Date: 08 April 2021

EMPLOYER:

Pactiv LLC

By:	Steven Karl, Chief Legal Officer and Corporate Secretary

Date: 08 April 2021

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